EXHIBIT 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been prepared to give effect to the divestiture of Harvard Bioscience, Inc.’s Union Biometrica division, including its German subsidiary, Union Biometrica GmbH, representing the remaining portion of the Company’s Capital Equipment Business Segment, to UBIO Acquisition Company. The unaudited pro forma balance sheet as of June 30, 2008 assumes the divestiture occurred on June 30, 2008. The adjustments to the unaudited pro forma balance sheet are subject to change pending a final analysis.

The unaudited pro forma financial information is based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing pro forma financial information. Unaudited pro forma financial information is presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. This unaudited pro forma financial information is based upon the historical consolidated financial statements of Harvard Bioscience, Inc. (the “Company”) and notes thereto. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company and related notes thereto previously reported on Forms 10-K and Forms 10-Q.

The Company’s Union Biometrica division, including its German subsidiary, Union Biometrica GmbH, had been reported as discontinued operations in the consolidated financial statements of the Company previously filed for the year ended December 31, 2007 and the six-month period ended June 30, 2008. Accordingly, the divestiture of this business would not have impacted the results from the Company’s continuing operations reported in the previously filed consolidated statements of operations for these periods. The foregoing narrative description is being provided in lieu of full pro forma consolidated statements of operations pursuant to Rule 11-02(b)(1) of Regulation S-X.

Harvard Bioscience, Inc and Subsidiaries

Unaudited Pro Forma Balance Sheet

(in thousands)

				Pro Forma
	June 30,	Pro Forma		June 30,
	2008	Adjustments		2008
Assets
Current assets:
Cash and cash equivalents	$13,800	$(345	)(A)	$13,455
Accounts receivable, net of allowance for doubtful accounts of $297 and $378, respectively	15,440	—		15,440
Inventories.	16,229	—		16,229
Deferred income tax assets—current.	—	—
Other receivables and other assets.	3,078	—		3,078
Assets of discontinued operations—held for sale.	643	(643	)(B)	—

Total current assets	49,190	(988)		48,202
Property, plant and equipment, net.	4,532	—		4,532
Deferred income tax assets—non-current.	346	238	(B)	584
Amortizable intangible assets, net	9,910	—		9,910
Goodwill and other indefinite lived intangible assets.	29,503	—		29,503
Other assets .	281	—		281

Total assets.	$93,762	$(750)		$93,012

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable.	$2,018	$—		$2,018
Accounts payable .	5,262	—		5,262
Deferred revenue	488	—		488
Accrued income taxes payable .	924	—		924
Accrued expenses	5,104	410	(C)	5,514
Other liabilities—current	85	—		85
Liabilities of discontinued operations	1,140	(1,140	)(C)	—

Total current liabilities	15,021	(730)		14,291

Long-term debt, less current installments.	88	—		88
Deferred income tax liabilities—non-current .	1,641	—		1,641
Other liabilities—non-current .	1,112	—		1,112

Total liabilities	17,862	(730)		17,132

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share, 5,000,000 shares authorized	—	—		—
Common stock, par value $0.01 per share, 80,000,000 shares authorized; 35,719,294 and 35,512,680 shares issued and 31,058,510 and 30,851,896 shares outstanding, respectively	357	—		357
Additional paid-in-capital	180,883	—		180,883
Accumulated deficit .	(112,882)	(20	)(D)	(112,902)
Accumulated other comprehensive income .	8,210	—		8,210
Treasury stock, 4,660,784 common shares, at cost .	(668)	—		(668)

Total stockholders' equity	75,900	(20)		75,880

Total liabilities and stockholders' equity	$93,762	$(750)		$93,012

Harvard Bioscience, Inc and Subsidiaries

Notes to the Pro Forma Financial Statements

Note 1 – Basis of Presentation

On September 30, 2008, Harvard Bioscience, Inc. (the “Company”) and its subsidiary, Union Biometrica, Inc. entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which the Company agreed to sell its Union Biometrica division including its German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of the Company’s Capital Equipment Business Segment, to UBIO Acquisition Company (the “Buyer”). The purchase price payable by the Buyer under the terms of the Asset Purchase Agreement consists of $1 in cash plus additional consideration in the form of an earn-out based on the revenue generated by the acquired business as it is conducted by the Buyer over a five-year post-transaction period, in an amount equal to (i) 5% of the revenue generated up to and including $6,000,000 and (ii) 8% of the revenue generated above $6,000,000 each year. Any earn-out amounts will be evidenced by interest-bearing promissory notes due on September 30, 2013 or at an earlier date based on certain triggering events.

The unaudited pro forma balance sheet as of June 30, 2008 assumes the divestiture occurred on June 30, 2008.

The unaudited pro forma balance sheet includes the reported results for Harvard Bioscience, Inc. as reported in its Form 10-Q for the six months ended June 30, 2008. The unaudited pro forma balance sheet presented also includes certain pro forma adjustments as discussed in Note 2 — Unaudited Pro Forma Adjustments. The unaudited pro forma balance sheet does not purport to be indicative of the financial position of the Company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company.

Note 2 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Combined Balance Sheet

(A) Represents incremental cash that the Company would have funded in the divested business to meet a minimum cash balance requirement per the Asset Purchase Agreement.

(B) Represents assets, which were previously classified as assets held for sale – discontinued operations, of approximately $0.6 million, of which $0.4 million would have been transferred to the Buyer in the transaction and $0.2 million would have been retained by the Company.

(C) Represents liabilities, which were previously classified as liabilities of discontinued operations of approximately $1.1 million, of which $0.7 million would have been transferred to the Buyer in the transaction and approximately $0.4 million would have been retained by the Company.

(D) Represents an estimate of loss on sale related to this transaction of $0.02 million. This amount excludes a $2.9 million impairment charge recognized in the second quarter ended June 30, 2008 on Form 10-Q.